UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Elevate Credit, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The following frequently asked questions are being filed in connection with Elevate Credit, Inc.’s merger with PCAM Acquisition Corp. and PCAM Merger Sub Corp.:

Frequently Asked Questions:

1.	What was announced?

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Elevate announced our intent to become a private company following the completion of a transaction with an affiliate of Park Cities Asset Management, LLC, an alternative investment firm focused on providing flexible debt solutions based in Dallas, TX.

•	This is an all-cash transaction that will value Elevate at $1.87 per share for a total value of $67 million.

•	The transaction is expected to close in Q1 of 2023 subject to the satisfaction of customary closing conditions.

2.	Why did we agree to sell and agree to become a private company?

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We believe that, as a private company, we will have greater flexibility to invest further in innovation and solidify our position as a leader and innovator in the non-prime market. This partnership will best position the company for growth in the future.

•	The transaction offers a unique opportunity to create value for all stakeholders by positioning Elevate to serve the growing needs of the new middle class.

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As a public company, we have a responsibility to maximize shareholder value, and the Board determined this all-cash offer provides a very compelling, immediate, and certain premium. As we all know, Elevate has been substantially undervalued in the public markets for some time.

3.	Who is Park Cities Asset Management?

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Park Cities Asset Management, LLC is an alternative credit manager focused on deploying capital across asset classes in the Specialty Finance and FinTech sectors. Check them out at https://www.parkcitiesmgmt.com/.

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Management at Park Cities and Elevate have a long relationship, dating back to our IPO. Park Cities currently provides corporate debt and sponsors our Today Card debt facility. They are also an equity investor and have a seat on the Board of Directors of Swell.

•	Park Cities and its predecessor firm have been investing for over a decade. The company is led by Principals with decades of experience and success as investors, operators and advisors.

•	Park Cities takes an active approach to working with companies, often providing guidance to help its portfolio companies grow and prosper over the long-term.

4.	What does it mean to be a private company? And when do we become a private company?

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When the transaction closes, which we expect to occur in Q1 of 2023, subject to the satisfaction of customary closing conditions, Elevate’s common stock will no longer be listed on New York Stock Exchange. Each Elevate shareholder will receive $1.87 in cash for each share of Elevate common stock that they own at that time.

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The shares and other securities of private companies are not publicly traded. That said, today’s announcement is just the first step in a process. There are still several customary closing conditions that must be satisfied before the transaction can be completed.

•	Until then, we will remain an independent, publicly traded company, and it is business as usual at Elevate.

5.	How does this change our company strategy and mission?

•	This transaction is about a change in capitalization and who our stakeholders will be. We are not changing our company strategy or mission.

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Park Cities’ approach is to bring additional expertise and resources to the table to help companies build even stronger businesses, and we believe that, with this partnership, we’ll be in a position to better serve credit constrained Americans. .

6.	What does this mean for Elevate employees?

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Elevate is focused on investing in our business and our people. We will always work to ensure our organization is set up to position us for long-term success. We believe it will be business as usual for Elevate team members.

•	Park Cities is an experienced partner that shares our goals and can provide us with additional resources and expertise. This transaction is about creating an even stronger business.

•	Importantly, our commitment to being as transparent as we can with you remains a priority for Elevate.

•	There are no changes at this time to employment status, including those currently on furlough.

•	Until we close, we remain a independent public company, and it is business as usual.

7.	Does Park Cities plan to continue to invest in innovation within the Company?

•	Park Cities is as focused on stabilizing and investing in our business. This includes positioning the company for growth when the time is right.

8.	What does this mean for Elevate’s existing loans and customers?

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Customers will not see any impact to their existing loans as a result of this transaction. A continued commitment to non-prime consumers remains our priority, and Elevate will continue to offer customers a dynamic range of financial solutions and reliable, trusted service.

9.	What will be the name of the new company?

•	At this time, we anticipate Elevate will retain its corporate name and product names for the time being.

10.	Is the entire business in scope for the acquisition?

•	Yes, our entire company is in scope for the acquisition.

11.	What should I do if I am contacted by the media or third parties about the transaction?

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If you are contacted by the media or a third party regarding the transaction, please immediately forward the inquiry to communications@elevate.com and do not respond. Our communications team is best suited to address any questions.

12.	What can I share on social media?

•	Not much! At this time, we are still a public company and limited by what information we share.

•	Please only use the official news release found on Elevate’s Twitter and LinkedIn feeds by either retweeting or sharing on LinkedIn.

•	Most importantly, you must not add any additional commentary when sharing the Elevate post on your personal accounts.

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In addition, we ask you to please not share/tweet/like any media articles or blogs that mention this transaction. Only share/tweet/like or post the official news release. Here is the link https://investors.elevate.com/news-events/news/news-details/2022/Elevate-to-be-Acquired-by-Park-Cities-Asset-Management/default.aspx.

•	It’s a good idea to review Elevate’s Social Media Policy for additional guidance.

13.	How does this impact my Elevate equity awards and the Employee Stock Purchase Plan (“ESPP”)?

•	Until close, we remain a public company and stock options and restricted stock units (“RSUs”) that have been granted will continue to vest according to their vesting schedule.

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The ESPP will be terminated prior to the closing of the transaction. No decision has been made as to whether a new ESPP offering will commence after the current offering closes on Dec 31, 2022. No fewer than five business days before the closing, the ESPP purchase period will be terminated and each outstanding share purchased under the ESPP will be converted into the right to receive $1.87 in cash.

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At the closing, options with a per share exercise price less than the transaction price per share (i.e. “in the money”) will receive the difference between the exercise price and transaction price in cash.

•	At the closing, options with a per share exercise price equal to or greater than the transaction price per share (i.e. “out of the money”) will be cancelled without consideration.

•	At the closing, all outstanding RSUs will be converted into the right to receive $1.87 in cash, subject to certain exceptions.

14.	Will I continue to be subject to trading windows?

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Yes. Since we will continue to operate as a public company, all trading windows still apply. This means you will only be able to trade our shares during an open trading window. Please visit Elevate’s Insider Trading Policy for more information.

Additional Information about the Acquisition and Where to Find It

This communication is being made in respect of the proposed transaction involving Elevate and Park Cities. A meeting of the stockholders of Elevate will be announced as promptly as practicable to seek stockholder approval in connection with the proposed Merger. Elevate expects to file with the SEC a proxy statement and other relevant documents in connection with the proposed Merger. The definitive proxy statement will be sent or given to the stockholders of Elevate and will contain important information about the proposed Merger and related matters. STOCKHOLDERS OF ELEVATE ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ELEVATE AND THE MERGER. Investors may obtain a free copy of these materials (when they are available) and other documents filed by Elevate with the SEC at the SEC’s website at www.sec.gov.

Elevate and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the Merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Elevate’s stockholders in connection with the proposed transaction will be set forth in Elevate’s definitive proxy statement for its stockholder meeting at which the proposed transaction will be submitted for approval by Elevate’s stockholders. You may also find additional information about Elevate’s directors and executive officers in Elevate’s definitive proxy statement for its 2022 Annual Meeting of Stockholders, which was filed with the SEC on April 5, 2022, and in subsequently filed Current Reports on Form 8-K and Quarterly Reports on Form 10-Q.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains certain forward-looking statements concerning Elevate and the proposed transaction between Elevate and Park Cities. All statements other than statements of fact, including information concerning future results, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could” or similar expressions. Such forward-looking statements include, but are not limited to, the inability to obtain required regulatory approvals or satisfy other conditions to the closing of the proposed transaction; unexpected costs, liabilities or delays in connection with the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction; the significant transaction costs associated with the proposed transaction and other risks that may imperil the consummation of the proposed transaction, which may result in the transaction not being consummated within the expected time period or at all; negative effects of the announcement, pendency or consummation of the transaction on the market price of Elevate’s common stock or operating results, including as a result of changes in key customer, supplier, employee or other business relationships; the risk of litigation or regulatory actions; the inability of Elevate to retain and hire key personnel; and the risk that certain contractual restrictions contained in the business combination agreement during the pendency of the proposed transaction could adversely affect Elevate’s ability to pursue business opportunities or strategic transactions.

Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause actual results to differ materially from those expressed in or implied by such forward-looking statements. Given these risks and uncertainties, persons reading this communication are cautioned not to place undue reliance on such forward-looking statements. Elevate assumes no obligation to update or revise the information contained in this communication (whether as a result of new information, future events or otherwise), except as required by applicable law.